Exhibit 4.1

DULUTH HOLDINGS INC.

Description of Securities Registered Pursuant to

Section 12 of the Securities Exchange Act of 1934

General

Our authorized capital stock consists of 210,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. We have not issued any shares of preferred stock. Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 10,000,000 shares and our authorized Class B common stock consists of 200,000,000 shares. As of February 2, 2020, we had 3,364,200 shares of Class A common stock outstanding and 29,172,369 shares of Class B common stock outstanding. Our Class B common stock is our only class of stock registered pursuant to Section 12(b) of the Exchange Act.

The following is a summary of the material terms and rights of our common stock and the provisions of our amended and restated articles of incorporation and our amended and restated bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended February 2, 2020, of which this exhibit is a part. This summary is not complete and you should refer to the applicable provisions of our amended and restated articles of incorporation and bylaws.

Common Stock

Except as otherwise expressly provided in our amended and restated articles of incorporation or as required by applicable law, the rights of holders of Class A common stock and Class B common stock are identical, except for voting and conversion rights.

Voting Rights. Holders of our Class A common stock and Class B common stock have identical rights, except for voting and conversion rights. Except as otherwise expressly provided in our amended and restated articles of incorporation or required by applicable law, on any matter that is submitted to a vote of our shareholders, holders of our Class A common stock are entitled to ten votes per share of Class A common stock and holders of our Class B common stock are entitled to one vote per share of Class B common stock. Except as otherwise expressly provided in our amended and restated articles of incorporation or required by applicable law, holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders.

Under our amended and restated articles of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class. In addition, we may not issue any shares of Class A common stock (other than in connection with a reclassification or dividend), unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock.

Our amended and restated articles of incorporation do not provide for cumulative voting for the election of directors. Furthermore, we have not elected to preserve certain supermajority and class voting requirements that could otherwise, or that we could have elected to apply, to shares of our common stock under the Wisconsin Business Corporation Law (“WBCL”) because such common stock was authorized or issued prior to 1991.

Conversion Rights. Each share of Class A common stock is convertible at any time at the option of the holder into one share of Class B common stock. In addition, each share of Class A common stock will automatically without any further action, convert into one fully paid and nonassessable share of Class B common stock as follows: (i) at such date and time, or upon the occurrence of any event, specified by affirmative vote of holders of at least 66 2/3% of the outstanding shares of Class A common stock, voting as a single voting group; and (ii) upon any transfer, whether or not for value, except for certain transfers described in our amended and restated articles of incorporation, including transfers to family members, trusts solely for the benefit of the shareholder or his or her family members, partnerships, corporations and other entities exclusively owned by the shareholder or his or her family members and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Code. Once converted or transferred and converted into shares of Class B common stock, the Class A common stock will not be reissued.

Dividends. Any dividend or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of all common stock will be subdivided or combined in the same proportion and manner.

Our Class B common stock is not convertible into any of the shares of our capital stock.

Transfer Agent

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A.

NASDAQ Global Select Market

Our Class B common stock is listed on the NASDAQ Global Select Market under the trading symbol “DLTH.”

Anti-Takeover Effect of Governing Documents

So long as the outstanding shares of our Class A common stock represent a majority of the combined voting power of common stock, Stephen L. Schlecht will effectively control all matters submitted to our shareholders for a vote, as well as the overall management and direction of our company, which will have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

After such time as the shares of our Class A common stock no longer represent a majority of the combined voting power of our common stock, the provisions of Wisconsin law, our amended and restated articles of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Certain provisions of our amended and restated articles of incorporation and bylaws and of the WBCL may delay or make more difficult acquisitions or changes of control of the Company following the time after which we are no longer a controlled company unless they are approved by the board of directors. These provisions could have the effect of discouraging third parties from making proposals which shareholders may otherwise consider to be in their best interests. These provisions may also make it more difficult for third parties to replace our board of directors.

Articles of Incorporation and Bylaws

Our amended and restated articles of incorporated and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our company, even after such time as the shares of our Class A common stock no longer represent a majority of the combined voting power of our common stock, including the following:

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Dual Class Stock. As described above, our amended and restated articles of incorporation provide for a dual class common stock structure, which provides Stephen L. Schlecht with the ability to control the outcome of matters requiring shareholder approval, even if he owns significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

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Separate Class A Common Stock Vote for Certain Transactions. Until the first date on which the outstanding shares of our Class A common stock represent less than 35% of the combined voting power of our common stock, any transaction that would result in a change in control of our company will require the approval of a majority of our outstanding Class A common stock voting as a separate class. This provision could delay or prevent the approval of a change in control that might otherwise be approved by a majority of outstanding shares of our Class A common stock and Class B common stock voting together on a combined basis.

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Blank-Check Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company.

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Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for shareholders seeking to bring business before the annual meeting of shareholders or to nominate candidates for election as directors at any meeting of the shareholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a shareholder’s notice. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our meetings of shareholders.